UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2016

WHERE FOOD COMES FROM, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado (State or Other Jurisdiction of Incorporation)	333-133634 (Commission File Number)	43-1802805 (I.R.S. Employer Identification No.)

202 6th Street, Suite 400
Castle Rock, Colorado		80104
(Address of Principal Executive Offices)		(Zip Code)

(303) 895-3002
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition

Pursuant to an Asset Purchase Agreement (the “Purchase Agreement”), dated December 28, 2016, by and among Where Food Comes From, Inc. (“WFCF” or the “Company”); SureHarvest Services LLC, a California limited liability company and wholly-owned subsidiary of WFCF (the “Buyer”); SureHarvest, Inc., a California corporation (the “Seller”); and Jeff Dlott, the President, key manager and shareholder of Seller (“Dlott”), Buyer acquired substantially all the assets of the Seller, effective as of December 28, 2016. The Seller makes software and provides services related to sustainability measurement and benchmarking, traceability, verification and certification to the food and agriculture industries.

The aggregate consideration for the acquisition of the assets of Seller by Buyer is approximately $2.8 million in the form of a 40% membership interest in Buyer (the “Interests”), $1,122,000 in cash, and 850,852 shares (the “Shares”) of the common stock of WFCF valued at approximately $1,683,000 based upon the 4-week average closing price of our stock on December 28, 2016, of $1.98 per share. The consideration paid by WFCF in connection with this acquisition was determined by arms-length negotiations between WFCF and Seller. The transaction was financed through cash on hand.

The Purchase Agreement provides for a period of eighteen months to support any indemnification claims by Buyer or WFCF for breach of Seller’s representations, warranties and covenants. The Shares were placed in escrow during such indemnification period. The Purchase Agreement also includes non-dilution provisions.

The Seller and Dlott have made certain additional customary covenants, including not soliciting or initiating discussions, engaging in negotiations or providing any non-public information concerning alternative business combination transactions with respect to the transaction and covenants not to compete.

On December 28, 2016, the Company, Buyer and the Seller also entered into an Operating Agreement, which will, among other things, entitled WFCF to designate three managers and Seller to designate two managers to serve on the board of managers of Buyer. The Operating Agreement provides WFCF a right of first refusal on the 40% membership interest of Buyer issued to Seller at closing.

As a condition to the Purchase Agreement, an Employment Agreement between Buyer and Dlott was entered into effective as of December 28, 2016. The Employment Agreement provides for a base salary of approximately $168,000 and contains certain customary covenants, including non-disclosure of confidential information.

A copy of the Purchase Agreement, the Operating Agreement, and the Employment Agreement (the Agreements) are attached as Exhibit 2.1, 2.2 and 2.3, respectively, and is incorporated herein by reference. The foregoing descriptions of the Agreements do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement, the Operating Agreement, and the Employment Agreement.

Item 3.02	Unregistered Sales of Equity Securities

On December 28, 2016, the Company issued the Shares and the Interests to the Seller as partial consideration under the Purchase Agreement in reliance on the exemption from registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder. The Seller represented to the Company in connection with the Purchase Agreement that it was acquiring the Shares the Interests for investment and not distribution; that it could bear the risks of the investment and could hold the securities for an indefinite period of time. The Seller received written disclosure that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

Item 7.01	Regulation FD Disclosure

On December 29, 2016, the Company issued a press release announcing the completion of the Acquisition.  A copy of the press release is included as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Exhibits

(a) Financial statements of businesses acquired

Financial statements of the business acquired will be filed by amendment to this Current Report on Form 8-K (the “Report”) no later than 71 days following the date that this Report is required to be filed.

(b) Pro forma financial information

Pro forma financial information will be filed by amendment to this Report no later than 71 days following the date that this Report is required to be filed.

(d) Exhibits

Exhibit	Description
2.1	Asset Purchase Agreement, dated as of December 28, 2016 by and among Where Food Comes From, Inc.; SureHarvest Services LLC, a California limited liability company; SureHarvest, Inc., a California corporation; and Jeff Dlott.
2.2	Amended and Restated Operating Agreement of SureHarvest Services LLC, dated as of December 28, 2016
2.3	WHERE FOOD COMES FROM, INC.
99.1	Press Release, December 29, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHERE FOOD COMES FROM, INC.
(Registrant)

Date: December 30, 2016	By:	/s/ Dannette Henning
Dannette Henning
Chief Financial Officer